Exhibit 10.12

January 18, 2011

Dear James:

Compensation related to appointment as Interim CFO at INVENSENSE. INC

In reference to the offer letter issued by INVENSENSE, INC dated August 20, 2010 for the position of Corporate Controller and duly accepted by you. Effective January 18, 2011, you have been appointed to the role of Interim Chief Financial Officer following the position being vacated. As Interim CFO, you will be reporting directly to Steven Nasiri, CEO of INVENSENSE, INC. Your duties will include but not be limited to;

1.	You will serve as the interim CFO of the Company and will report to the CEO and Board of Directors initially based on the requirements of a pre-public company, and potential public company

2.	Perform all services, acts or other necessary or advisable activities to run the daily financial operations of the Company, install the best practices in the finance and accounting department, and ensure timely and accurate closing of the Company’s books on a quarterly basis.

3.	Participate in the process of taking the Company through its currently planned IPO and execute and assist in the preparation of all necessary and appropriate documents in that process. Develop a full understanding of the Company’s business, financial, operations, customer base, and other functions in order to be able to contribute to the roadshow and activities relating to the preparation of the roadshow and other offering related materials and activities.

4.	Work with the CEO on the strategic vision for the Company by participating in all strategic and tactical matters as they relate to future business requirements, budget management, cost benefit analysis, forecasting needs of the Company.

5.	Establish strong FP&A department and function that can provide useful and viable budgeting and analysis for the use by executive team. Provide the CEO with an operating budget. Work with the Department VP’s to ensure success through cost analysis support.

6.	Oversee the coordination and activities of independent auditors ensuring audit issues are resolved, and compliance issues are met, and the preparation of the annual financial statements in accordance with U.S. GAAP and other required supplementary schedules and information.

7.	Ensure systems of internal controls and procedures are installed and maintained and that substantiating documentation is approved and available such that all processes will pass Sarbanes Oxley independent audits.

8.	Oversee the management and coordination of all fiscal reporting activities for the organization.

9.	Perform other duties and tasks that may be assigned from time to time.

All the terms and conditions set forth in the letter issued by INVENSENSE, INC dated August 20, 2010 will apply except for the following modifications and amendments with January 18, 2011 as the commencement date:

A.	You will receive an additional bonus of Sixty Thousand dollars ($60,000). This bonus will be payable in two increments; Thirty Thousand dollars ($30,000) on July 18, 2011 and second Thirty Thousand dollars ($30,000) on January 18, 2012, provided that you are employed by the Company in good standing on each of these dates.

B.	Pending approval of the Board of Directors, you will be recommended for a standard employee stock option plan grant of Company Common Stock to be approved at our Board of Directors’ Meeting, and at a price per share to be set by the Board as the fair market value of the Company’s Common Stock on your start of your responsibility as Interim CFO. The stock option Grant shall be for Twenty Thousand (20,000) shares. These shares shall be vested over four years with a 12 month cliff and are in accordance to the Company’s approved ESOP plan grants.

1197 Borregas Ave. Sunnyvale, CA 94089-1306    •    Tel 408.988.7339    •    Fax 408.988.8104 www.invensense.com

C.	If INVENSENSE, INC. hires a CFO and, following hiring of that CFO, hires a Corporate Controller other than you within the twelve months from the date which new CFO is hired, and the result of this is either your termination without Cause or your Constructive Termination you shall receive the following:

a.	Severance in an amount equal to six (6) months of your then-current Base Salary.

b.	Payment of any unpaid portion of the $60,000 bonus payment referred to in A above.

c.	If such termination occurs on or before September 1, 2011, you shall vest in the stock options granted to you in connection with your initial employment at the Company on a monthly basis, without regard to the 12 month cliff vesting provision of that initial option grant.

For purposes of this letter, “Cause” means (i) your willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the CEO, and such refusal to comply is not remedied within thirty (30) days after written notice from the CEO, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (B) dishonesty or fraudulent conduct by you based on the sole judgment of the Audit Committee of the Board of Directors; (C) your unauthorized use or intentional disclosure of any proprietary information or trade secrets of the Company outside the ordinary course of business; or (D) your breach of any of your material obligations under any written agreement or covenant with the Company.

For purposes of this letter, “Constructive Termination” means a material reduction by the Company, without your consent, of the job function and responsibilities as Corporate Controller you enjoyed prior to your promotion to Intermin Chief Financial Offier, following written notice from you to the CEO and a reasonable opportunity to cure

This letter completes our mutual understanding of your new responsibilities and compensation while employed by InvenSense.

Like all of the other employees of the Company your employment by the Company will constitute as “at will” employment and can be terminated at any time upon reasonable advance notice by either yourself or the Company management for any or no reason whatsoever.

If the foregoing correctly reflects our understanding please sign where indicated below.

Very Truly Yours,

INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri	2/16/2011
CEO, InvenSense, Inc.

Date:	2-16-2011

Signature of Employee:	/s/ Jim Callas

1197 Borregas Ave. Sunnyvale, CA 94089-1306    •    Tel 408.988.7339    •    Fax 408.988.8104 www.invensense.com